                                                                    EXHIBIT 23.3





Board of Directors
Vianet Technologies Inc.


We consent to the inclusion of our report dated January 25, 1999, with respect to the consolidated balance sheets of Develcon Electronics Ltd. as of August 31, 1998 and 1997 and the related consolidated statements of operations, deficit and changes in financial position for each of the years ended August 31, 1998 and 1997 which report appears in the Registration Statement Form 10 of Vianet Technologies Inc. dated January 24, 2000.





/s/ KPMG LLP
Saskatoon, Canada
January 24, 2000